Exhibit 10.1

WARRANT REPURCHASE AGREEMENT

THIS WARRANT REPURCHASE AGREEMENT (this “Agreement”) is entered into as of August 29, 2018, between Arbiter Partners QP, LP, a Delaware limited partnership (“Warrant Holder”), and HMN Financial, Inc., a Delaware corporation (the “Company”).

WHEREAS, on May 21, 2015, Warrant Holder purchased that certain Warrant to purchase 277,777.67 Shares of Common Stock of HMN Financial, Inc. (the “Warrant”); and

WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to repurchase from Warrant Holder the Warrant, and Warrant Holder desires to have repurchased by the Company the Warrant, for the consideration set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings specified in the Warrant.

2.  Sale and Purchase of Warrant. (a) On the terms and subject to the conditions set forth herein, upon the execution hereof, Warrant Holder hereby agrees to sell, assign, deliver and transfer to the Company all of its right, title and interest in and to the Warrant (the “Repurchase”) in exchange for payment by the Company of the Purchase Price (defined below) and Warrant Holder shall cease to have any rights with respect thereto, other than the right to receive payment of the Purchase Price.

(b) The closing of the transactions contemplated hereby shall take place on the third full business day following the date hereof, or at such other time and date as Warrant Holder and the Company mutually determine (the “Closing Date”). On or before the Closing Date, Warrant Holder shall deliver or cause to be delivered to the Company the original Warrant and, on the Closing Date, the Warrant shall be terminated in its entirety and shall be null and void. On the Closing Date, the Company shall pay to Warrant Holder an amount equal to the product of (x) 277,777.67 multiplied by (y) $16.07, which equals the difference between (i) $20.75 and (ii) $4.68 (the “Purchase Price”) in cash by wire transfer of immediately available funds in accordance with the wire instructions provided by Warrant Holder to the Company.

Warrant Repurchase Agreement

3.  Representations of Warrant Holder. (a) Warrant Holder hereby represents and warrants as follows: (a) Warrant Holder is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited partnership, as the case may be, power and authority to own, lease and operate its properties and to carry on its business; (b) Warrant Holder has all requisite corporate, partnership, company or other relevant, power and authority to execute and deliver this Agreement and to deliver the Warrant to the Company hereunder, and to consummate the transactions contemplated hereby; (c) the execution and delivery of this Agreement, and the consummation of the sale of the Warrant hereunder have been duly authorized by all required corporate, partnership, company or other relevant action on the part of Warrant Holder and no other action is required to authorize the execution, delivery and performance of this Agreement and the consummation of such sale by Warrant Holder; (d) this Agreement has been duly and validly executed and delivered by Warrant Holder, and (assuming the due authorization, execution and delivery by the Company) this Agreement constitutes the legal, valid and binding obligation of Warrant Holder, enforceable against Warrant Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles; (e) none of the execution and delivery by Warrant Holder of this Agreement or the sale of the Warrant by Warrant Holder hereunder will conflict in any material respect with, or result in any material violation of or material default (or an event which, with notice or lapse of time, or both would constitute material default) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of Warrant Holder; (ii) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, permit, lease or license, whether written or oral, express or implied, to which Warrant Holder is a party or by which any of the properties or assets of Warrant Holder are bound; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, Governmental Entities, arbitrator, mediator or similar body applicable to Warrant Holder or by which any of the properties or assets of Warrant Holder are bound; (f) no consent, waiver, approval, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entities in connection with the execution and delivery of this Agreement is required (other than any amendment of Warrant Holder’s Schedule 13G with respect to the Company); (g) Warrant Holder is the sole record and beneficial owner of the Warrant, free and clear of any and all Liens other than liens created under applicable securities laws, and Warrant Holder has the requisite power and authority to sell, assign and transfer such Warrant free and clear of all such Liens and receive the Purchase Price for such Warrant as contemplated by this Agreement; (h) Warrant Holder will convey to the Company title to such Warrant, free and clear of any and all Liens; (i) Warrant Holder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any shares of Common Stock that may be purchased pursuant to the Warrant; (j) there are no outstanding rights acquired from Warrant Holder, or any contracts or commitments providing for the sale, assignment or other transfer by Warrant Holder of the Warrant (other than pursuant to this Agreement); and (k) there are no legal proceedings pending or, to the knowledge of Warrant Holder, threatened in writing, against or affecting Warrant Holder or its assets, at law or in equity, by or before any Governmental Entities, or by or on behalf of any third party, which if adversely determined would impair the ability of Warrant Holder to enter into this Agreement or the sale of the Warrant by Warrant Holder hereunder.

(b) Warrant Holder acknowledges that the Company may be in possession of material non-public information about the Company not known to Warrant Holder (“Excluded Information”). Warrant Holder hereby waives any and all claims and causes of action now or hereafter arising against the Company based upon or relating to any alleged non-disclosure of Excluded Information (other than claims based upon gross negligence, fraud or intentional malfeasance) and further covenants not to assert any claims against or to sue the Company or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its sale of the Warrant pursuant to this Agreement based upon or relating to any alleged non-disclosure of Excluded Information (other than claims based upon gross negligence, fraud or intentional malfeasance). It is understood and agreed that neither the Company nor Warrant Holder makes any representation or warranty to the other whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Warrant or shares of Common Stock that may be purchased pursuant to the Warrant.

(c) Upon receipt of the Purchase Price, Warrant Holder’s claims under the Warrant shall be satisfied and terminated in all respects.

2	Warrant Repurchase Agreement

4.  Representations of the Company. (a) The Company hereby represents and warrants as follows: (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business; (b) the Company has all requisite corporate, partnership, company or other relevant, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (c) the execution and delivery of this Agreement, and the consummation of the purchase of the Warrant hereunder have been duly authorized by all required corporate or other relevant action on the part of the Company and no other action is required to authorize the execution, delivery and performance of this Agreement and the consummation of such purchase by the Company; (d) this Agreement has been duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by Warrant Holder) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles; (e) none of the execution and delivery by the Company of this Agreement or the purchase of the Warrant by the Company hereunder will conflict in any material respect with, or result in any material violation of or material default (or an event which, with notice or lapse of time, or both would constitute material default) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of the Company; (ii) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, permit, lease or license, whether written or oral, express or implied, to which the Company is a party or by which any of the properties or assets of the Company are bound; or (iii) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, Governmental Entities, arbitrator, mediator or similar body applicable to the Company or by which any of the properties or assets of the Company are bound; (f) no consent, waiver, approval, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entities in connection with the execution and delivery of this Agreement is required; (g) the Company has the requisite power and authority to purchase the Warrant and to pay the Purchase Price for such Warrant as contemplated by this Agreement; and (h) there are no legal proceedings pending or, to the knowledge of the Company, threatened in writing, against or affecting the Company or its assets, at law or in equity, by or before any Governmental Entities, or by or on behalf of any third party, which if adversely determined would impair the ability of the Company to enter into this Agreement or the purchase of the Warrant by the Company hereunder.

3	Warrant Repurchase Agreement

5.  Independent Appraisal. In connection with this Agreement and the transactions contemplated hereby, each of Warrant Holder and the Company has made its own independent appraisal of and investigation into the value of the Warrant, and, in deciding to enter into this Agreement, neither party has relied on the other party or any affiliate, representative or agent of the other party with respect to such matters.

6.  Indemnification. Warrant Holder hereby agrees to indemnify the Company for any misrepresentation made by Warrant Holder in Section 3 (up to an amount which does not exceed the cash proceeds received by Warrant Holder as a result of the sale by Warrant Holder of its Warrant hereunder).

7.  The Company’s Conditions to Close.The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) The representations and warranties of Warrant Holder in this Agreement are true and correct as if made at and as of such Closing Date, and Warrant Holder has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date; and

(b) Warrant Holder shall have surrendered its Warrant and delivered this Agreement to the Company at: HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, MN 55901, Attn: Chief Financial Officer.

8.  Warrant Holder’s Conditions to Close.

The obligation of Warrant Holder to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company in this Agreement are true and correct as if made at and as of such Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such Closing Date; and

(b) The Company shall have set aside the funds necessary to pay the Purchase Price and shall stand ready to pay the Purchase Price to Warrant Holder on the Closing Date pursuant to Section 2 herein.

9.  Termination. This Agreement may be terminated prior to the Repurchase:

(a)     by mutual written agreement of the Company and Warrant Holder; or

(b)     by either Warrant Holder or the Company, by written notice to the other, in the event that the Repurchase contemplated by this Agreement has not occurred within three business days from the date of this Agreement.

4	Warrant Repurchase Agreement

10.  Effect of Termination. In the event of termination of this Agreement as provided in Section 9:

(a)  the Company shall return the Warrant to Warrant Holder;

(b)  the Warrant shall remain outstanding; and

(c)  this Agreement (other than Sections 9 through 17) shall become null and void and of no further force and effect.

11.  Expenses. The Company and Warrant Holder shall each bear their own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

12.  Governing Law. This Agreement shall be governed by the laws of the State of New York, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

13.  Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transactions contemplated by this Agreement.

14.  Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

15.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.  Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either party without the prior written consent of the other party hereto.

17.  Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto.

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5	Warrant Repurchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

HMN FINANCIAL, INC., a Delaware corporation

By:	/s/ Jon Eberle
Name:	Jon Eberle
Title:	Senior Vice President, Chief Financial Officer and Treasurer

ARBITER PARTNERS QP, LP, a Delaware limited partnership

By:	/s/ Ross Levin
Name:	Ross Levin
Title:	Director of Research

[Signature page to Warrant Repurchase  Agreement]